Exhibit 99.1

CONTACT:

Robert H. Barghaus	FOR IMMEDIATE RELEASE
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS HIGHER 4th QUARTER SALES AND EARNINGS
Year-End Cash Balance Exceeds $200 Million
Strong Working Capital Management Resulted in Substantially Increased Cash Flow From Operations Over Prior Year

GREENWICH, CT, USA, April 9, 2010: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the fourth quarter ended January 31, 2010 increased approximately 3% to $322.4 million compared to $313.4 million for the prior year period.  Sales declined approximately 3% on a local currency basis.  Sales growth in PartyLite’s International markets and in Blyth’s Wholesale seasonal décor and premium candle brand were partially offset by lower sales volume in PartyLite U.S. and in the foodservice and Catalog & Internet business units.  International sales represented 53% of total sales in the fourth quarter this year versus 47% in last year’s fourth quarter.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, "As we entered fiscal year 2010, we recognized that sales and profit growth would be difficult to achieve.  In light of the challenging economic environment, we focused on cash flow generation, implementing numerous working capital management programs during fiscal year 2010 that resulted in a 145% increase in cash flow from operations, which was $93 million this year versus $38 million last year.  We operated our business units with no outside seasonal funding and satisfied the repayment of our 7.9% bonds.  We recognize that this strong performance is unlikely to be repeated at fiscal year 2010 levels in the near term.”

Mr. Goergen continued, “As expected, the North American sales environment for consumer discretionary products continued to be very challenging during the fourth quarter, but we began to see a favorable impact from the recruiting focus and programs that management implemented over the past year, which stabilized the North American consultant base.  Moreover, PartyLite’s European management implemented a winning combination of fourth quarter selling and promotional programs that resonated with PartyLite consultants, hosts and consumers.  These programs resulted in sales growth and a record number of active independent sales consultants.”

The following paragraphs discuss fourth quarter and full year profitability as compared to last year.  In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Fourth Quarter Performance

Operating Profit for the fourth quarter was $35.9 million this year versus $25.4 million last year.  Included are pre-tax charges of $0.4 million this year and $0.5 million last year resulting from restructuring in the Wholesale segment.  This year’s charge principally relates to the merger of Blyth’s wholesale seasonal and home décor businesses into a new company, Midwest-CBK.  Last year’s charge related to exiting the Blyth Homescents International (BHI) North American mass channel candle business.  In addition, last year’s fourth quarter results included a non-cash pre-tax intangibles impairment charge of $2.9 million resulting from a revaluation of intangibles associated with Blyth’s Catalog & Internet businesses.  Excluding the restructuring charges this year and last year, and the intangibles impairment charge last year, fourth quarter operating profit would have been $36.3 million this year and $28.8 million last year, an increase of 26%.  The increase in normalized operating profit reflects higher sales volumes and the favorable impact of restructuring the Midwest-CBK business, as well as foreign exchange, which had a $4.3 million positive impact on this year’s fourth quarter operating profit.

Net Income attributable to Blyth, Inc. for the quarter was $31.8 million compared to $13.3 million for the prior year.  Diluted Earnings Per Share for the fourth quarter was $3.57 compared to $1.49 a year earlier.  Included in this year’s results are the aforementioned restructuring charges of $0.4 million pre-tax, equating to $0.3 million after tax, or $0.03 per share.  Included in last year’s results are the restructuring charges of $0.5 million pre-tax, equating to $0.3 million after tax, or $0.03 per share and the intangibles impairment charge net of a tax benefit, equating to income of $0.9 million after tax, or $0.10 per share.  Excluding the aforementioned items, earnings per share would have been $3.60 this year versus $1.42 last year (see attached non-GAAP table).

Also included in this year’s tax expense is a substantial benefit of $9.1 million, or $1.01 per share, related to the favorable closure of various tax audits that were previously accrued on the balance sheet.  Excluding this benefit, earnings per share would have been $2.59 this year versus $1.42 last year.

Fourth Quarter Segment Performance

In the Direct Selling segment, fourth quarter net sales increased 8% to $232.2 million versus $215.2 million for the same period last year, which translated to a decline of 1% in local currency.  PartyLite’s U.S. sales declined 10% versus prior year, and active independent sales Consultants now total over 22,000 in the U.S. versus over 21,000 in last year’s fourth quarter.  In PartyLite Canada, sales decreased 10% in local currency during the quarter, which translated into an increase of 5% in U.S. Dollars, with active independent sales Consultants totaling more than 5,000 this year and last year.  Programs introduced by management throughout fiscal year 2010 reflect improvement in the attraction and retention of North American sales consultants.  Concurrently, however, continued consumer retrenchment in discretionary spending as a result of economic uncertainty made booking and holding shows very challenging, resulting in lower sales versus prior year.

PartyLite Europe’s fourth quarter net sales increased 3% in local currencies, which translated into a sales increase of 16% in U.S. Dollars, driven by strong sales growth in Germany and France resulting from the favorable impact of promotional holiday programs.  PartyLite Europe’s active independent sales Consultants exceeded 34,000 in this year’s fourth quarter versus 32,000 in last year’s fourth quarter.

Fourth quarter operating income in the Direct Selling segment was $39.2 million versus $37.3 million in the same period last year.  This year’s increase was driven by higher European sales volume and the positive impact of foreign exchange versus last year.

In the Catalog & Internet segment, fourth quarter net sales decreased 10% to $58.0 million versus $64.3 million last year due to reduced consumer discretionary spending and a planned catalog circulation reduction for the Miles Kimball Company brands.  This segment’s fourth quarter operating profit was $1.0 million versus last year’s operating loss of $3.1 million.  The segment operating loss last year reflects the aforementioned $2.9 million intangibles impairment charge.  Excluding this charge, last year’s fourth quarter operating loss would have been $0.2 million versus operating profit of $1.0 million this year.

In the Wholesale segment, fourth quarter net sales declined 5% to $32.2 million versus $33.8 million last year driven by lower sales of foodservice and home décor products, partially offset by increases in seasonal décor and premium candles.  Fourth quarter operating loss in the Wholesale segment was $4.4 million compared to a loss of $8.7 million last year.  Included in these amounts is $0.4 million of restructuring this year and $0.5 million last year.  Excluding restructuring, the operating loss would have been $4.0 million this year versus $8.2 million last year, with the improvement due to improved margins in the Sterno business versus prior year and cost reductions due to the Midwest-CBK merger.

Fiscal 2010 Performance

Net Sales for the fiscal year ending January 31, 2010 were $958.1 million versus $1,050.8 million last year.  Normalized Operating Income was approximately $6.1 million lower than last year, whereas reported Operating Income for the year was $30.0 million versus $4.0 million a year earlier. This year’s operating income includes a non-cash, pre-tax goodwill and other intangibles impairment charge of $16.5 million, resulting from a revaluation of goodwill and other intangibles associated with the Company’s investment in ViSalus Sciences, recorded in the second quarter.  Last year includes a non-cash, pre-tax goodwill and other intangibles impairment charge of $48.8 million, resulting from a revaluation of goodwill and other intangibles associated with Blyth’s Catalog & Internet businesses.  Excluding the charges for goodwill and other intangibles impairment this year and last year and restructuring charges of $2.1 million this year and $1.9 million last year, which relate to the aforementioned Wholesale merger and divestiture, respectively, operating profit would have been $48.6 million this year versus $54.7 million last year, largely due to lower sales, as well as promotional spending during the year.

Net Income attributable to Blyth, Inc. was $17.7 million compared to a net loss of $15.5 million last year.  Diluted Earnings Per Share was $1.98 compared to a loss of $1.73 for last year.  Included in this year is the goodwill and other intangibles charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.71 per share.  Also included in this year are Wholesale restructuring costs totaling $2.1 million pre-tax, equating to $1.4 million after tax, or $0.15 per share.  Included in last year’s results were the goodwill and other intangibles charge of $48.8 million pre-tax, equating to $38.5 million after tax, or $4.29 per share and charges related to exiting BHI totaling $1.9 million pre-tax, equating to $1.2 million after tax, or $0.13 per share. Also included in last year is a charge of $5.2 million (pre-tax and after tax), or $0.58 per share, related to the first quarter write-off of the Company’s investment in RedEnvelope.  Excluding the aforementioned items, earnings per share for the year would have been $3.85 this year and $3.28 last year.  As previously noted, included in this year’s tax expense is a benefit of $9.1 million, or $1.01 per share, related to favorable closure of various tax audits that were previously accrued on the balance sheet.  Excluding this benefit, earnings per share would have been $2.84 this year and $3.28 last year.

The sum of any individual amounts may not equal the reported amounts for Blyth overall due to rounding.

Management will conduct an informal Question and Answer session via dial-in call on April 9th at 2:00 pm EDT.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended January 31,	Ended January 31,	Ended January 31,	Ended January 31,
	2010	2009	2010	2009

Net sales	$322,421	$313,354	$958,077	$1,050,793
Cost of goods sold	135,676	135,826	432,578	473,577
Gross profit	186,745	177,528	525,499	577,216
Selling	121,780	118,455	367,487	400,658
Administrative and other	29,106	30,760	111,531	123,779
Goodwill and other intangibles impairment	-	2,900	16,498	48,751
Total operating expense	150,886	152,115	495,516	573,188
Operating profit	35,859	25,413	29,983	4,028

Other expense (income):
Interest expense	1,615	2,582	7,755	10,001
Interest income	(318)	(1,009)	(1,410)	(4,261)
Foreign exchange and other	583	3,806	1,564	9,813
Total other expense	1,880	5,379	7,909	15,553
Earnings (loss) before income taxes	33,979	20,034	22,074	(11,525)
Income tax expense	2,709	6,740	5,649	3,840
Net earnings (loss)	31,270	13,294	16,425	(15,365)
Less: Net earnings (loss) attributable to the noncontrolling interests	(521)	27	(1,269)	115
Net earnings (loss) attributable to Blyth, Inc.	$31,791	$13,267	$17,694	$(15,480)

Basic:
Net earnings (loss) attributable per Blyth, Inc. common share	$3.58	$1.49	$1.99	$(1.73)
Weighted average number of shares outstanding	8,882	8,903	8,912	8,971

Diluted:
Net earnings (loss) attributable per Blyth, Inc. common share	$3.57	$1.49	$1.98	$(1.73)
Weighted average number of shares outstanding	8,915	8,917	8,934	8,971

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2010	January 31, 2009
Assets
Cash and Cash Equivalents	$207,394	$146,424
Short Term Investments	5,000	-
Accounts Receivable, Net	18,694	29,525
Inventories	102,203	137,087
Property, Plant & Equipment, Net	107,987	120,354
Other Assets	81,715	140,713
	$522,993	$574,103

Liabilities and Stockholders' Equity
Bank and Other Debt	$10,625	$8,542
Bond Debt	99,919	137,189
Other Liabilities	156,172	179,874
Equity	256,277	248,498
	$522,993	$574,103

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
	January 31, 2010			January 31, 2009
	Dollars	EPS		Dollars	EPS

Non-GAAP normalized earnings	$32,062	$3.60	(1)	$12,694	$1.42

Non-GAAP Adjustments:

Restructuring charges, net of tax (2)	(271)	(0.03)		(280)	(0.03)

Intangibles impairment, net of tax	-	-		853	0.10	(3)

GAAP Net earnings (loss) attributable to Blyth, Inc. Common Shareholders	$31,791	$3.57		$13,267	$1.49

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Includes tax benefit of $9.1 million, or $1.01 per share, related to the favorable closure of various tax audits that were previously accrued on the balance sheet.

(2) Restructuring charges include Midwest-CBK merger related expenses incurred in the current year and costs associated with exiting the Blyth
Homescents International mass channel candle business in the prior year.

(3) This adjustment reflects a favorable tax benefit recorded on the impairment of Intangible assets of $3.6 million or $.41 per share, relating to an impairment charge taken in the third quarter of fiscal year 2009 offset by a fourth quarter impairment charge of $2.8 million, net of tax.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended			Twelve Months Ended
	January 31, 2010			January 31, 2009
	Dollars	EPS		Dollars	EPS

Non-GAAP normalized earnings	$34,365	$3.85	(1)	$29,377	$3.28

Non-GAAP Adjustments:

Goodwill and other intangibles impairment, net of tax	(15,297)	(1.71)		(38,475)	(4.29)

Restructuring charges, net of tax (2)	(1,374)	(0.15)		(1,196)	(0.13)

Write-off of RedEnvelope investment	-	-		(5,186)	(0.58)

GAAP Net earnings (loss) attributable to Blyth, Inc. Common Shareholders	$17,694	$1.98		$(15,480)	$(1.73)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Includes tax benefit of $9.1 million, or $1.01 per share, related to the favorable closure of various tax audits that were previously accrued on the balance sheet.

(2) Restructuring charges include Midwest-CBK merger related expenses incurred in the current year and costs associated with exiting the Blyth Homescents
International mass channel candle business in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.